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                                                                     EXHIBIT 3.1

               CERTIFICATE OF DETERMINATION OF RIGHTS, PREFERENCES
                                AND PRIVILEGES OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                        ASPECT COMMUNICATIONS CORPORATION

     The undersigned, Beatriz V. Infante and Christine Gorjanc, do hereby certify:

     1. That they are the duly elected and acting Chief Executive Officer and Assistant Secretary, respectively, of Aspect Communications Corporation, a California corporation (the "Company").

     2. That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the said Company, the said Board of Directors on October 10, 2002 adopted the following resolutions creating a series of shares of Preferred Stock designated as Series B Convertible Preferred Stock:

     "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company by the Articles of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock, $0.01 par value, of the Company, to be designated "Series B Convertible Preferred Stock," initially consisting of 50,000 shares and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series B Convertible Preferred Stock are not stated and expressed in the Articles of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Articles of Incorporation shall be deemed to have the meanings provided therein):

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     1. Number; Rank. The number of authorized shares of Series B Convertible
Preferred Stock (the "Series B Preferred Stock") shall be 50,000. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up rank senior to all classes of the Company's common stock, par value $0.01 per share ("Common Stock"), the Company's Series A participating preferred stock, par value $0.01 per share (the "Series A Preferred Stock"), and to each other class or series of capital stock of the Company now or hereafter established (collectively with the Common Stock and the Series A Preferred Stock, the "Junior Securities"). The definition of Junior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities.

     2. Dividends.

     (a) When and as declared by the Company's Board of Directors (the "Board") and to the extent permitted under applicable law, the Company shall pay preferential dividends in cash to the holders of Series B Preferred Stock, as provided in this Section 2; provided that the Company shall be permitted to pay up to 50% of accrued and unpaid dividends on the Series B Preferred Stock in the form of Conversion Stock (which shall be valued at the Market Price thereof as of the date of payment). Dividends on each share of Series B Preferred Stock (each such share, a "Share") shall accrue on a daily basis at the rate of 10% per annum of the Liquidation Value plus accumulated and unpaid dividends thereon. Such dividends on the Shares shall accrue in each case from and including the date of issuance of such Share to and including the first to occur of the date on which (i) the Liquidation Payment of such Share is paid to the holder thereof in connection with a Liquidation Event, (ii) such Share is redeemed by the Company pursuant to the provisions hereof, (iii) such Share is converted into shares of Conversion Stock hereunder or (iv) such Share is otherwise acquired by the Company. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The date on which the Company initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such Share.

     (b) To the extent not paid on June 30 and December 31 of each year (collectively, the "Dividend Reference Dates"), beginning on the first June 30 or December 31 following the initial issuance of the Series B Preferred Stock, all dividends which have accrued on each Share outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

     (c) Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued with respect to the Series B Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

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     (d) In case the Company shall fix a record date for the making of any dividend or distribution to holders of Common Stock, whether payable in cash, securities or other property (other than dividends or distributions payable solely in Common Stock), the holder of each Share on such record date shall be entitled to receive an equivalent dividend or distribution based on the number of shares of Common Stock into which such Share is convertible on such record date.

     (e) So long as any Shares are outstanding and except as provided in the Rights Agreement dated as of May 11, 1999, (i) no Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company, directly or indirectly (except by conversion into or exchange for Junior Securities), and (ii) no dividends or distributions shall be declared or paid on any Junior Security, in each case without the prior written consent of the holders of a majority of the Shares then outstanding.

     3. Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary) (a "Liquidation Event"), before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holder of each Share shall be entitled to receive an amount per share equal to the greater of (i) 100% of the Liquidation Value of such Share, or in the case of a Liquidation Event which is a Change of Control, 125% of the sum of the Liquidation Value of such Share plus all accrued and unpaid dividends thereon, and (ii) the amount such holder would be entitled to receive if such Share had been converted into Conversion Stock immediately prior to such Liquidation Event (such greater amount, such Share's "Liquidation Payment"), and such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Shares shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among the holders of Shares ratably in accordance with the respective amounts that would be payable on such Shares if all amounts payable thereon were paid in full. A Change of Control shall, at the option of the holders of a majority of the Series B Preferred Stock, be deemed to be a Liquidation Event. Not less than 30 days prior to the payment date stated therein, the Company shall mail written notice of any Liquidation Event to each record holder of Series B Preferred Stock, setting forth in reasonable detail the amount of proceeds payable under each of clause (i) and clause (ii) above with respect to each Share.

     (b) After payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this paragraph 3, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Company, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

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     4. Redemption.

     (a) On or after the ten year anniversary of the Series B Closing Date, subject to applicable law, the Company shall, upon the written request of any holder of Series B Preferred Stock, redeem any outstanding Shares held by such holder in accordance with the terms of this paragraph 4. The Company shall be obligated on such date of redemption to pay to such holder with respect to each Share held by such holder an amount in cash in immediately available funds equal to 125% of the sum of the Liquidation Value of such Share plus all accrued and unpaid dividends thereon (the "Redemption Price"). If the funds of the Company legally available for redemption of Shares on such date of redemption are insufficient to pay the Redemption Price for the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Redemption Price of such Shares held by each such holder. At any time thereafter when additional funds of the Company are legally available for the redemption of Shares, such funds shall immediately be used to pay the balance of the Redemption Price for the Shares which the Company was obligated to redeem but which it has not redeemed; provided that the Redemption Price for each Share shall be calculated as of the day such Share is actually redeemed.

     (b) In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within ten (10) business days after surrender of the certificate representing the redeemed Shares.

     (c) No Share shall be entitled to any rights, preferences or privileges hereunder after the date on which the Redemption Price of such Share is paid in full to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

     (d) Any Shares which are redeemed or otherwise acquired by the Company shall be canceled and retired and shall not be reissued, sold or transferred.

     5. Conversion.

     (a) (i) Each holder of Shares shall have the right, at any time and from time to time, at such holder's option, to convert its outstanding Shares, in whole or in part, into fully paid and non-assessable shares of Conversion Stock. The number of shares of Conversion Stock deliverable upon conversion of one Share shall be equal to the Liquidation Value of such Share on the date of conversion, divided by the Conversion Price on the date of conversion. In order to exercise the conversion privilege set forth in paragraph 5(a), the holder of the Shares to be converted shall surrender the certificate representing such Shares at the principal office of the Company, with a written notice of election to convert completed and signed, specifying the number of Shares to be converted. Each conversion pursuant to paragraph 5(a) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Shares shall have been surrendered and such notice received by the Company as aforesaid, and the person in whose name or names any certificate or certificates for shares of Conversion Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Conversion Stock represented thereby at such time on such date.

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Effective upon such conversion, the Shares so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such Shares surrendered for conversion shall immediately terminate except the right to receive the Conversion Stock and other amounts payable pursuant to this paragraph 5.

     (ii) Notwithstanding any other provision hereof, if a conversion of Shares is to be made in connection with any transaction, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such transaction in which case such conversion shall not be deemed to be effective until immediately prior to the time such transaction has been consummated.

     (iii) As soon as possible after a conversion has been effected, the Company shall deliver to the converting holder (A) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified, (B) payment in an amount equal to the amount, if any, payable under paragraph 5(a)(vii) below with respect to such conversion; and (C) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Company in connection with such conversion but which were not converted.

     (iv) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders of such Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share, the Company shall take all such actions as are necessary in order to ensure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, and free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

     (v) The Company shall not close its books against the transfer of Series B Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series B Preferred Stock in any manner which interferes with the timely conversion of Series B Preferred Stock. The Company shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including making any filings required to be made by the Company).

     (vi) The Company shall at all times following the issuance of the Series B Preferred Stock reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series B Preferred Stock. The Company shall take all such actions as may be necessary to ensure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of

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Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series B Preferred Stock.

     (vii) In connection with the conversion of any Shares, no fractional shares of Conversion Stock shall be issued, but in lieu thereof the Company shall pay to the holder thereof the value of such share of Conversion Stock in cash as determined by reference to the Market Price as of the date of conversion.

     (b) Conversion Price.

     (i) The initial "Conversion Price" is $2.25. In order to prevent dilution of the conversion rights granted under this paragraph 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 5.

     (ii) If and whenever on or after the original date of issuance of the Series B Preferred Stock the Company issues or sells, or in accordance with paragraph (c) below is deemed to have issued or sold, any shares of its Conversion Stock without consideration or at a price per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then in each such case, the Conversion Price, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by the following fraction:

                          P + N
                        ---------
                          P + F

          where

          P = the number of shares of Conversion Stock outstanding immediately prior to such issuance or sale, assuming the exercise or conversion of all outstanding Convertible Securities at any time on or after the date of such calculation

          N = the number of shares of Conversion Stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of Conversion Stock so issued or sold would purchase at the Conversion Price in effect immediately prior to such issuance or sale

          F = the number of additional shares of Conversion Stock so issued or sold

     (iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of
(w) Options to acquire shares of Common Stock to employees, officers, directors, consultants and agents of the Company pursuant to the Stock Option Plan so long as the exercise price of such Options is not less than the Fair Market Value of the Company's Common Stock (as defined in the Stock Option Plan) on the date such Options are issued as determined by the Board in its good faith judgment,
(x) shares of Common Stock issuable pursuant to the exercise of such Options,
(y) shares of Common Stock issued upon conversion of the Series B Preferred Stock, or (z) any

                                       6

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issuance of shares of Common Stock pursuant to the exercise of Options outstanding as of the Series B Closing Date.

     (c) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph (b), the following shall be applicable:

     (i) Issuance of Rights or Options. Except for Options granted in accordance with the provisions of paragraph (b)(iii) above, if the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

     (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than (a) the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this
Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

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     (iii) Change in Option Price or Conversion Rate. Except for Options granted in accordance with the provisions of paragraph (b)(iii) above, if (x) the purchase price provided for in any Options, (y) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, (z) or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 10 days after written notice thereof has been given by the Company to all holders of the Series B Preferred Stock. For purposes of
Section 5(c), if the terms of any Option or Convertible Security which was outstanding as of the original date of issuance of the Series B Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

     (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 10 days after written notice thereof has been given to all holders of the Series B Preferred Stock. For purposes of Section 5(c), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the original date of issuance of the Series B Preferred Stock.

     (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefore (net of discounts, commissions, or broker or placement agent expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving Company, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Company and the

                                       8

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holders of a majority of the outstanding Series B Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Company and the holders of a majority of the outstanding Series B Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

     (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

     (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

     (viii) Record Date. If the Company sets a record date of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then the date of payment or subscription shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     (d) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (e) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Company shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding) to insure that each of the holders of Series B Preferred Stock shall thereafter have the right to acquire and receive, in lieu of the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred Stock immediately prior to such Organic Change. The

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

Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

     (f) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series B Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share.

     (g) Notices.

     (i) Immediately upon any adjustment of the Conversion Price, the Company shall give written notice thereof to all holders of Series B Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

     (ii) The Company shall give written notice to all holders of Series B Preferred Stock at least 20 days prior to the date on which the Company closes its books or sets a record date (a) with respect to any dividend or distribution upon Common Stock (other than the Company's ordinary Common Stock dividend), (b) with respect to any pro rata subscription offer to holders of Common Stock or
(c) for determining rights to vote with respect to any Organic Change or Liquidation Event.

     (iii) The Company shall also give written notice to the holders of Series B Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

     (h) Conversion at the Option of the Company. In connection to the consummation of a Qualified Public Offering, the Company may elect to cause all or any portion of the outstanding shares of Series B Preferred Stock to be converted into Conversion Stock pursuant to the terms of this Section 5, provided that all the shares of Conversion Stock issued pursuant to such conversion are sold pursuant to such Qualified Public Offering; provided further that the Company deliver written notice of such election to each holder of Series B Preferred Stock no later than ten Market Days prior to the date of conversion. Any such conversion shall be deemed to have been effected immediately prior to the consummation of the applicable Qualified Public Offering.

     6. Voting Rights.

     (a) Except as otherwise provided in Section 6(b) or as required by law, each holder of Series B Preferred Stock shall be entitled to vote on all matters subject to a stockholders vote and shall be entitled to that number of votes equal to the number of shares of

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Conversion Stock into which such holder's Shares could be converted, pursuant to the provisions of Section 5 hereof, on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of Shares and Common Stock shall vote together as a single class on all matters.

     (b) For so long as at least 10,000 Shares (or the equivalent underlying Conversion Stock issued upon conversion of such shares of Series B Preferred Stock; provided that such conversion occurred within 15 days of the Company's declaration of a dividend to be paid on such Series B Preferred Stock, and; provided further that such shares of Conversion Stock shall no longer count as outstanding for purposes of this sentence after the tenth anniversary of the date of this Agreement) remain outstanding (including for such calculation any Shares which the holder is forced to convert pursuant to Section 5(h) above) (as such share number is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B Preferred Stock after the Series B Closing Date), in the election of directors of the Company, the holders of the Series B Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Company's capital stock and with each Share entitled to one vote, shall be entitled to elect two (2) directors to serve on the Board until such directors' successors are duly elected by the holders of the Series B Preferred Stock or such directors are removed from office by the holders of the Series B Preferred Stock. For so long as at least 5,000 Shares (or the equivalent underlying Conversion Stock issued upon conversion of such shares of Series B Preferred Stock; provided that such conversion occurred within 15 days of the Company's declaration of a dividend to be paid on such Series B Preferred Stock, and; provided further that such shares of Conversion Stock shall no longer count as outstanding for purposes of this sentence after the tenth anniversary of the date of this Agreement) remain outstanding (including for such calculation any Shares that the holder is forced to convert pursuant to Section 5(h) above) (as such share number is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B Preferred Stock after the Series B Closing Date), in the election of directors of the Company, the holders of the Series B Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Company's capital stock and with each Share entitled to one vote, shall be entitled to elect one (1) director to serve on the Board until such director's successor is duly elected by the holders of the Series B Preferred Stock or such director is removed from office by the holders of the Series B Preferred Stock. If the holders of the Series B Preferred Stock for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series B Preferred Stock elect a director to fill such position and shall not be filled by resolution or vote of the Board or the Company's other stockholders. For so long as the holders of Series B Preferred Stock are entitled to elect two directors, (x) the Board shall consist of nine (9) directors unless the Company receives the prior written approval of the holders of a majority of the Shares and for so long as the holders of Series B Preferred Stock are entitled to elect one director, the Board shall consist of at least eight (8) directors unless the Company receives the prior written approval of the holders of a majority of the Shares, (y) the Company shall, at the election of the holders of a majority of the Shares, cause the board of directors of each Subsidiary of the Company to be comprised of the same members as are on the Board, and (z) except as otherwise required by law, at least one director so elected who shall be specified by the holders of a majority of the Shares (and who may specify a different director for each such committee) shall be appointed to the compensation committee and operating committee of the Board, and such other committees of the Board and of the board of directors of each Subsidiary of the Company as requested by the holders of a majority of the Shares.

     (c) In addition, so long as (1) any shares of Series B Preferred Stock (or the equivalent underlying Conversion Stock issued upon conversion of such Series B Preferred Stock; provided that such conversion occurred within 15 days of the Company's declaration of a dividend to be paid on such Series B Preferred Stock, and; provided further that such shares of Conversion Stock shall no longer count as outstanding for purposes of this sentence after the tenth anniversary of the date of this Agreement) remain outstanding with respect to the following clauses
(i), (ii) or (x) and (2) at least 10,000 shares of the Series B Preferred Stock (or the equivalent underlying Conversion Stock issued upon conversion of such Series B Preferred Stock; provided that such conversion occurred within 15 days of the Company's declaration of a dividend to be paid on such Series B Preferred Stock, and; provided further that such shares of Conversion Stock shall no longer count as outstanding for purposes of this sentence after the tenth anniversary of the date of this Agreement) remain outstanding with respect to the following clauses (iii) through (ix), (xi) and (xii) (including for such calculation any Shares that the holder is forced to convert pursuant to Section 5(h) above) (as such share number is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B Preferred Stock after the Series B Closing Date), the affirmative vote of the holders of a majority of the outstanding Shares shall be necessary to: (i) alter or change the preferences, rights or powers of the Series B Preferred Stock, (ii) create, authorize or issue any capital stock that ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) to or pari passu with the Series B Preferred Stock, (iii) increase the authorized number of Shares, (iv) create, authorize or issue any capital stock of the Company or any Subsidiary of the Company or any security convertible into, exchangeable for, or that otherwise gives the holder the right to obtain, capital stock of the Company or any Subsidiary of the Company (other than (x) the shares of Conversion Stock issuable upon conversion of Series B Preferred Stock, or (y) Options to acquire shares of Common Stock issued to employees, officers, directors, consultants and agents of the Company, or shares of Common Stock issuable pursuant to the exercise of such Options, pursuant to the Stock Option Plan so long as the exercise price of such Options is not less than the Fair Market Value of the Company's Common Stock (as defined in the Stock Option Plan) on the date such Options are issued as determined by the Board in its good faith judgment (or with respect to the Company's Employee Stock Purchase Plan, at no less than the price determined thereunder), or any issuance of shares of Common Stock pursuant to the exercise of Options outstanding as of Series B Closing Date), (v) effect a Change of Control, (vi) create or incur, or permit any Subsidiary of the Company to create or incur, Indebtedness other than Indebtedness existing on the date of issuance of the Series B Preferred Stock, Indebtedness approved in an Annual Budget and other Indebtedness not to exceed $10,000,000 in the aggregate,
(vii) effect a voluntary liquidation, dissolution or winding up of the Company,
(viii) acquire, or permit any Subsidiary of the Company to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture involving the operation of a business, or make any investment in any company or business, except acquisitions and/or investments having an aggregate purchase price of less than $10,000,000 in cash or other consideration, (ix) enter into, amend, modify or supplement, or permit any Subsidiary of the Company to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, stockholders holding at least 2% of the Common

Stock or Affiliates or with any Immediate Family of any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for employment arrangements and benefit programs approved by the Board or the applicable board of directors of the Company's subsidiaries or authorized committees thereof, (x) become subject to, or permit any of its Subsidiaries to become subject to, (including by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Company's right to comply (but not the Company's ability to comply) with these terms of the Series B Preferred Stock, (xi) approve or implement an annual budget of the Company and its Subsidiaries (an annual budget so approved by the holders of a majority of the outstanding Shares and the Board, an "Annual Budget" (or "operating plan" as defined by the Company's management)) or materially deviate from an Annual Budget (for purposes of clarity, it is noted that payment of dividends by the Company is not an item required to be in the Annual Budget and payments of dividends will not be a material deviation from the Annual Budget); or (xii) allow the Company to change the compensation paid to, or terminate the employment of, Beatriz V. Infante, Gary E. Barnett, Rod Butters, Gary Wetsel or John Viera, or any replacements of any such individuals or any Persons assuming similar roles, responsibilities or functions.

     7. Preemptive Rights.

     (a) Subject to Section 7(b) and 7(c) below, if the Company proposes to issue any shares of Common Stock or any Common Stock Equivalents or any rights to acquire Common Stock Equivalents, in each case after the Series B Closing Date, the Company will offer to sell to each holder of Series B Preferred Stock a number of such securities ("Offered Shares") so that the Ownership Ratio for such holder immediately after the issuance of such securities (and assuming the purchase of such Offered Shares) would be equal to the Ownership Ratio for such holder immediately prior to such issuance of securities. The Company shall give each such holder at least thirty (30) days written notice of any proposed issuance, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the "Issuance Notice"). Each such holder will be entitled to purchase such securities at the same price, on the same terms (including, if more than one type of security is issued, the same proportionate mix of such securities), and at the same time as the securities are issued by delivery of irrevocable written notice (the "Election Notice") to the Company of such election within thirty (30) days after delivery of the Issuance Notice (the "Preemptive Period"). If any such holder has elected to purchase any Offered Shares, the sale of such shares shall be consummated as soon as practical after the delivery of the Election Notice. To the extent such holders do not elect to, or are not entitled to, purchase all of the Offered Shares, then the Company may issue the remaining Offered Shares at a price and on terms no more favorable to the transferee(s) thereof specified in the Issuance Notice during the 120-day period following the Preemptive Period.

     (b) In lieu of giving notice to the holders prior to the issuance of new securities as provided in Section 7(a) above, the Company may elect to give notice to the holders within twenty (20) days after the issuance of new securities. Such notice shall be equivalent to the Issuance Notice described in
Section 7(a) above and the Company will offer to sell to each holder of Series B Preferred Stock a number of the Offered Shares so that the Ownership Ratio for such holder (assuming the purchase of such Offered Shares) would be equal to the Ownership Ratio for such holder immediately prior to such issuance of the new securities. Each such holder will be entitled to purchase such securities at the same price, on the same terms (including, if more than one type of security is issued, the same proportionate mix of such securities).

     (c) The rights contained in this Section 7 shall not apply to the issuance of Common Stock or Common Stock Equivalents or any rights to acquire Common Stock Equivalents (i) as a stock dividend or upon any subdivision or stock split of the outstanding shares of Common Stock; (ii) upon conversion of any shares of convertible securities outstanding as of the Series B Closing Date; (iii) upon conversion of any Shares; (iv) to officers, directors, consultants and other employees or agents of the Company; (v) in connection with any stock split, stock dividend or recapitalization of the Company, or (vi) pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets of such entity, or other transaction whereby the Company acquires not less than a majority of the voting power of such entity.

     8. Definitions. The following terms, as used herein, shall have the following meanings:

     "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

     "Change of Control" means: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of the Company and its subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act), or (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Securities of the Company.

     "Common Stock Deemed Outstanding" means the number of shares of Common Stock, determined on a fully diluted as if converted basis giving effect to all outstanding securities convertible into or exchangeable for Common Stock (collectively, "Common Stock Equivalents") and any options, warrants or other rights to acquire Common Stock or Common Stock Equivalents.

     "Common Stock Equivalents" has the meaning set forth in the definition of Common Stock Deemed Outstanding.

     "Conversion Stock" means shares of the Company's Common Stock, $0.01 par value per share; provided that if there is a change such that the securities issuable upon conversion of the Series B Preferred Stock are issued by an entity other than the Company or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series B Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

     "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Immediate Family" means an individual's spouse, descendants (whether natural or adopted), siblings, parents or grandparents.

     "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under the Employee Retirement Income Security Act of 1974, as amended.

     "Liquidation Value" on any date means, with respect to one Share, $1,000.00 (as such dollar amount is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B Preferred Stock after the Series B Closing Date).

     "Market Day" means a day on which the principal national securities market or exchange on which the Common Stock is listed or admitted for trading is open for the transaction of business.

     "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 30 days consisting of the day as of which "Market Price" is being determined and the 29 consecutive trading days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Company and the holders of a majority of the Series B Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company and the holders of a majority of the Series B Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Company shall pay the fees and expenses of such appraiser.

     "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

     "Ownership Ratio" means, as to a holder of Shares at the time of determination, the percentage obtained by dividing the number of shares of Common Stock owned by such holder at such time on a fully diluted as if converted basis, by the aggregate number of shares of Common Stock Deemed Outstanding at such time.

     "Person" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

     "Qualified Public Offering" means the underwritten public offering of Common Stock pursuant to an effective registration statement (Form S-1 or any similar long form registration, or Form S-2 or S-3 or any similar short form registration) under the Securities Act in which the price per share of Common Stock paid by the public exceeds $8.00 (as such dollar amount may be adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of Common Stock after Series B Closing Date).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series B Closing Date" means the date of the initial issuance by the Company of the Series B Preferred Stock.

     "Stock Option Plan" means any capital stock plan adopted by the Company for the benefit of the Company's officers, employees, consultants, agents or directors which has been or is approved by the Board of Directors or a committee thereof that has the authority to administer any such plan, including, without limitation, the Company's 1989 Director's Stock Option Plan, the Company's 1990 Employee Stock Purchase Plan, the Company's 1995 Ten-Year Plan, the Company's Annual Retainer Compensation Plan for the Board of Directors, the Company's Amended and Restated 1998 Directors' Stock Option Plan, the Company's Amended and Restated 1996 Employee Stock Option Plan, the Company's 1999 Equity Incentive Plan, the Voicetek Corporation 1992 Equity Incentive Plan, the Voicetek Corporation 1996 Stock Option Plan, the PakNetX Corporation 1997 Stock Plan and the Newborn Stock Option Plan.

     "Subsidiary" means, with respect to any Person, any company, limited liability company, partnership, association or other business entity of which
(i) if a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

     "Voting Securities" means securities of the Company ordinarily having the power to vote for the election of directors of the Company; provided that when the term "Voting Securities" is used with respect to any other Person it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

     RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this Company be, and they hereby are, authorized and directed to prepare and file a Certificate of Determination of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of California law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution."

     That the authorized number of shares of Preferred Stock of the Corporation is 2,000,000, 100,000 shares of which are designated "Series A Participating Preferred Stock" (none of which have been issued), and 50,000 shares of which are designated "Series B Convertible Preferred Stock" by this Certificate, none of which have been issued. No other shares of the Preferred Stock have been issued.

     We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Determination are true and correct of our own knowledge.

     Executed at San Jose, California on [______ __], 2002.





                            -------------------------------------------
                            Beatriz V. Infante,
                            Chief Executive Officer





                            -------------------------------------------
                            Christine Gorjanc,
                            Assistant Secretary